Exhibit 10.17

Rosh Dias

July 28, 2020

Re: Employment Terms

Dear Rosh,

Spruce Biosciences, Inc., a Delaware corporation (the “Company”), is pleased to offer you full-time employment in the regular exempt position of Chief Medical Officer effective as of September 28, 2020, or earlier if you are able to be released from Indivior, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. You will report to the Chief Executive Officer. Your position will be headquartered in our offices located in Daly City, California, or such other location as the Company may designate, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with the Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the annual rate of $390,000 subject to required tax withholding and other authorized deductions. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

In addition to your base salary, you may be eligible to earn an annual cash performance bonus, at the discretion of the Board of Directors, based on the attainment of corporate performance metrics and/or individual performance objectives, in each case established and evaluated by the Company in its sole discretion exercised in good faith. Your target annual bonus shall be 40% of your base salary, but the actual amount of your annual bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria and Company achievements. Such annual bonus shall be paid within three months following the year to which the annual bonus relates and will be contingent upon your continued employment through the applicable payment date (provided that if your employment is terminated by the Company without Cause (as defined in the Stock Option Agreement (as defined below) or as the result of your death or disability, then in any such case you will receive any earned but unpaid annual bonus relating to the immediately preceding calendar year at the same time as if no such termination had occurred). You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion exercised in good faith.

In connection with entering into this offer letter, promptly following the commencement of your employment with the Company (and in any event, within 10 days thereafter), the Board of Directors of the Company (the “Board”) will grant you an option to purchase 1,243,000 shares of the Company’s common stock (the “First Stock Option”) at a per share exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant. Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the First Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the First Stock Option will vest monthly thereafter.

2001 Junipero Serra Boulevard | Suite 640 | Daly City, CA 94014

In addition, in connection with entering into this offer letter, promptly following the commencement of your employment with the Company (and in any event, within 10 days thereafter), the Board will grant you an additional option to purchase 124,300 shares of the Company’s common stock (the “Second Stock Option”) at a per share exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant. Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Second Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Second Stock Option will vest monthly thereafter, provided that no shares subject to the Second Stock Option will vest unless and until the Company has achieved a mutually agreeable performance goal, to be set forth in the Stock Option Agreement (as defined below) for the Second Stock Option, during your employment with the Company.

The First Stock Option and the Second Stock Option will otherwise each be subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan and a stock option agreement to be entered into between you and the Company in the Company’s standard form, modified to reflect the provisions herein. (the “Stock Option Agreement”). A copy of the Stock Option Agreement will be separately provided to you.

The Company expects that you will relocate to the San Francisco Bay area as soon as practicable. Subject to your relocation to the San Francisco Bay Area no later than June 30, 2021, you will receive a lump sum relocation assistance advance payment of $25,000 (the “Relocation Assistance”), which shall be used by you solely for relocation expenses incurred by you (including travel costs and temporary living expenses). The Company will pay the Relocation Assistance as soon as practicable and in no event later than 30 days following the date you notify the Company of your planned relocation date. In addition, to the extent that you are required to repay any portion of a sign-on bonus and/or relocation assistance payments previously received by you from your current employer as a result of your acceptance and commencement of employment with the Company, then subject to your notifying the Company within 30 days and your documentation of such required repayment, the Company will pay you, as soon as practicable and in no event later than 30 days following such notice and the Company’s receipt of such documentation, an advance payment of up to $80,000 of such amount (the “Repayment Assistance”). The Relocation Assistance and any Repayment Assistance advance payments will be made subject to required tax withholdings and other authorized deductions. You will earn the Relocation Assistance and any Repayment Assistance amounts paid if you remain continuously employed by the Company through the second anniversary of the date you commence employment with the Company (or if your employment is terminated due to your death or disability, or by the Company without Cause (as defined in the Stock Option Agreement), in any case, prior to such second anniversary). If you voluntarily terminate your employment with the Company (other than for death or disability) or the Company terminates your employment for Cause (as defined in the Stock Option Agreement), in either case, before such second anniversary or you do not relocate prior to the date above, you agree to immediately repay the Company the full gross amount of the Relocation Assistance and any Repayment Assistance payments, as applicable . Except as specifically provided in the immediately preceding sentence, you will not be required to repay the Relocation Assistance or the Repayment Assistance.

2001 Junipero Serra Boulevard | Suite 640 | Daly City, CA 94014

You will be entitled to participate in the Company’s Severance and Change of Control Policy (the “Severance Policy”), a copy of which will be separately provided to you. In addition, if you experience an Involuntary Termination that is not a Change of Control Termination (each as defined in the Severance Policy), you will be entitled to the following severance benefits:

(i) continuation of your then-current base salary, payable monthly according to the Company’s normal payroll, for a period of six (6) months after the date of the Involuntary Termination;

(ii) if (A) you are enrolled in a group health plan (i.e., medical, dental, or vision plan) sponsored by the Company or an affiliate immediately prior to the Involuntary Termination, (B) you are eligible to continue coverage under such group health plan under COBRA at the time of the Involuntary Termination, and (C) you timely elect COBRA coverage, then the Company will pay the applicable COBRA premiums on behalf of you and your eligible dependents, if any, covered under the Company’s group health plan (or waive the cost of coverage under any self-funded group health plan, if applicable) until the earlier of (x) the duration of the period in which you and your eligible dependents, if any, are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable pre-existing condition exclusion) and (y) a period of six (6) months from the date of the Involuntary Termination. In addition, in lieu of such COBRA premium payments, the Company may in its sole discretion pay you, on the first day of each month during the period that it is required to pay the COBRA premium payments for you and your eligible dependents, if any, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable withholdings; and

(iii) a lump sum, cash payment equal to your target annual cash performance bonus for the year in which the Involuntary Termination occurs, pro-rated for the amount of time up to the date of separation, and paid to you within thirty (30) days of the date of separation.

Your receipt of these Severance Benefits associated with Involuntary Termination in the preceeding paragraph is subject to you signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release”), which must become effective and irrevocable no later than the 60th day following the Involuntary Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to the aforementioned Severance Benefits. Your receipt of the aforementioned Severance Benefits will also be subject to you continuing to comply with the terms of the Proprietary Information and Inventions Assignment Agreement referred to below.

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees, including group health plans, life and disability insurances, and a 401k Plan. In addition, during your employment, you will be eligible for other standard benefits, such as paid time off and holidays to the extent applicable generally to other similarly situated employees of the Company. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

2001 Junipero Serra Boulevard | Suite 640 | Daly City, CA 94014

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with your supervisor in advance of accepting another position.

As an executive officer of the Company, you will be entitled to indemnification as provided under the Company’s bylaws and other governing documents in effect as of the date hereof to the fullest extent permitted by applicable law. The Company and you intend that such obligation shall remain in full force and effect, such that a future change in the Company’s bylaws other than a change required by applicable law, shall not affect the Company’s obligations hereunder. The Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance in amounts and on terms reasonable and customary for similarly situated companies, and you shall be covered by such insurance on the same basis as other executive officers of the Company.

As a condition of employment, you will be required to (1) sign and comply with a Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit B, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (2) sign and return a satisfactory 1-9 Immigration form attached hereto as Exhibit C and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form 1-9 documentation), and (3) provide satisfactory proof of your identity as required by United States law. This offer, and any employment pursuant to this offer, is also conditioned upon your consent to, and results satisfactory to the Company of reference and background checks. Until you have been informed in writing by Company that such checks have been completed and the results found satisfactory, you may wish to defer reliance on this offer. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and the Chief Executive Officer of the Company.

If you accept this offer, this letter, the Proprietary Information and Invention Assignment Agreement, and the other plans, policies and agreements referred to herein shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained herein or therein or contrary to those contained herein or therein, that may have been made to you are expressly cancelled and superseded by this offer. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles. The at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Chief Executive Officer of the Company.

2001 Junipero Serra Boulevard | Suite 640 | Daly City, CA 94014

Please sign and date this letter and the Proprietary Information and Invention Assignment Agreement, and return it to me by July 30, 2020 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Richard King

Richard King

Spruce Biosciences, Inc.

Accepted by:

/s/ Rosh Dias
[signature]

Rosh Dias
[name]

July 29, 2020
Date

2001 Junipero Serra Boulevard | Suite 640 | Daly City, CA 94014